EXCESS STOCK REPURCHASE

December 19, 2014

Dear Shareholders:

I am pleased to announce that the Federal Home Loan Bank of Boston’s Board of Directors has rescinded the moratorium on excess stock repurchases, effective January 1, 2015.

Today’s action is great news for our members and the Bank. Six financial goals were established in 2009, including the restoration of consistent profitability; the more fully funding of the Affordable Housing Program; the resumption of dividend payments; the increased market value of stock; and the attainment of our retained earnings target, and all have been achieved. As a result of progress toward meeting these goals along the way, the Bank repurchased $250.0 million of excess stock in 2012, $300.0 million in 2013, and $1.0 billion in 2014, and as of September 30, 2014, the Bank had a remaining balance of $648.7 million. Today’s announcement demonstrates that the Bank’s financial condition has improved to the point where the moratorium can now be lifted.

The process of requesting the repurchase of excess stock is outlined in the Bank’s Capital Plan, http://www.fhlbboston.com/downloads/aboutus/capital_plan.pdf, which should be consulted on the specifics. Generally, a member must email, scan, or mail a request in writing (see attached form) to Customer Service for the repurchase of a specific number of capital stock shares. The request must be on the member’s letterhead and signed by an authorized individual. Requests received by 2:00 p.m. will be considered for same-day reimbursement, and those received after 2:00 p.m. will be considered for approval the next business day. As always, the Bank retains sole discretion to approve or deny excess stock repurchases requests on a case-by-case basis. If you have any questions, please contact Customer Service at customerservice@fhlbboston.com, or 1-800-358-9709.
We thank you for your support this year, and look forward to providing the solutions you need to succeed in 2015 and beyond.

Sincerely,

Edward A. Hjerpe III
President and Chief Executive Officer

Enclosures (1)

EXCESS STOCK REPURCHASE REQUEST

[DATE]

Newton Thompson
Vice President/Director of Bank Operations
Federal Home Loan Bank of Boston
800 Boylston Street, 9th Floor
Boston, MA 02199

Re:	Request for the Federal Home Loan Bank of Boston to Repurchase Class B Shares Held in Excess of Total Stock Investment Requirement

Dear Mr. Thompson:
As a duly authorized officer acting on behalf of {name of member institution, docket number} (Institution), I hereby request that the Federal Home Loan Bank of Boston (“Bank”) repurchase at a price of par ($100 per share) $ ___________________ or an amount of shares of Class B Stock equal to ____ percent of the Institution’s holdings of Class B Stock in excess of the Institution’s Total Stock Investment Requirement rounded down to the next even $100 increment.
I understand that the Bank may repurchase all, some, or none of the requested excess shares in its sole discretion and subject to the limitations of §III.A.3 of the Bank’s Capital Plan. I hereby waive the 15-day notice requirement contained in § III.A.2(a) of the Capital Plan.
Sincerely,
[NAME OF MEMBER INSTITUTION]

By:_____________________________
{name and title of authorizing officer}